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                                                                  EXHIBIT (j)(1)



                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference into the Prospectus and Statement of Additional Information in this Post-Effective Amendment No. 42 to the Registration Statement of Eaton Vance Investment Trust (1933 Act File No. 33-1121) of our reports each dated April 30, 1999 on the financial statements, supplementary data and financial highlights of Eaton Vance California Limited Maturity Municipals Fund, Eaton Vance Connecticut Limited Maturity Municipals Fund, Eaton Vance Florida Limited Maturity Municipals Fund, Eaton Vance Massachusetts Limited Maturity Municipals Fund, Eaton Vance Michigan Limited Maturity Municipals Fund, Eaton Vance New Jersey Limited Maturity Municipals Fund, Eaton Vance New York Limited Maturity Municipals Fund, Eaton Vance Ohio Limited Maturity Municipals Fund and Eaton Vance Pennsylvania Limited Maturity Municipals Fund (the "Funds") and California Limited Maturity Municipals Portfolio, Connecticut Limited Maturity Municipals Portfolio, Florida Limited Maturity Municipals Portfolio, Massachusetts Limited Maturity Municipals Portfolio, Michigan Limited Maturity Municipals Portfolio, New Jersey Limited Maturity Municipals Portfolio, New York Limited Maturity Municipals Portfolio, Ohio Limited Maturity Municipals Portfolio and Pennsylvania Limited Maturity Municipals Portfolio included in the March 31, 1999 Annual Report to Shareholders of the Funds.

     We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the heading "Other Service Providers" in the Statement of Additional Information.

                                        /s/ Deloitte & Touche LLP
                                        DELOITTE & TOUCHE LLP


July 21, 1999
Boston, Massachusetts